Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, 333-228628, 333-233348, 333-250181, 333-258683 and 333-259523 on Form S-8, Registration Statement Nos. 333-225377, 333-232037, 333-236231, 333-239774, 333-256934 and 333-257054 on Form S-3, and Registration Statement Nos. 333-224621, 333-218021, and 333-212735 on Form S-1 of Sigma Labs, Inc. of our report dated March 24, 2022, relating to our audits of the financial statements which appear in this Annual Report on Form 10K of Sigma Labs, Inc. for the years ended December 31, 2021 and 2020.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 24, 2022